EXHIBIT 8(h)(iii)
AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
By and Among
PIMCO ADVISORS VIT
(formerly known as Quest for Value Accumulation Trust, Inc.)
And
INDIANAPOLIS LIFE INSURANCE COMPANY
(Successor in Interest to IL Annuity and Insurance Company)
And
OCC DISTRIBUTORS LLC
(formerly known as Quest for Value Distributors)
     The Participation Agreement, made and entered into August, 1995 by and among INDIANAPOLIS LIFE INSURANCE COMPANY (successor in interest to IL Annuity and Insurance Company), a stock life insurance company organized under the laws of Indiana, on its own behalf and on behalf of each separate account named in the attached Schedule 1, PIMCO Advisors VIT (formerly known as Quest for Value Accumulation Trust, Inc.), an open-end diversified management investment company organized under the laws of Massachusetts, and OCC Distributors LLC (formerly known as Quest for Value Distributors), a Delaware general partnership, is hereby amended effective as of June 30, 2003, as follows:
     1. All references to IL Annuity and Insurance Company are hereby changed to “Indianapolis Life Insurance Company” to reflect the statutory merger of IL Annuity and Insurance Company with and into its parent, Indianapolis Life Insurance Company.
     2. All references to Quest for Value Accumulation Trust are hereby changed to “PIMCO Advisors VIT” to reflect the name change of the Fund.
     3. All references to Quest for Value Distributors are hereby changed to “OCC Distributors LLC” to reflect the name change of the Underwriter.
     4. Article XI is hereby deleted in its entirety and replaced with the following Article XI:
Article XI
Notices
     Any notice shall be deemed duly given only if sent by hand, evidenced by written receipt or by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. All notices shall be deemed given three business days after the date received or rejected by the addressee. If to the Fund:
Mr. Brian S. Shlissel
Executive Vice President, Secretary, and Treasurer
PIMCO Advisors VIT
1345 Avenue of the Americas
New York, NY 10105
If to the Company:
Indianapolis Life Insurance Company
555 South Kansas Avenue
Topeka, Kansas 66603
Attention: Michael H. Miller, Vice President
and
Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Debra Powell If to the Underwriter:
If to the Underwriter:
Mr. Francis C. Poli
Chief Executive Officer and Secretary
1345 Avenue of the Americas
New York, NY 10105
     5. Schedule 1 is hereby deleted and replaced by the attached Schedule 1.
     6. Schedule 2 is hereby deleted and replaced by the attached Schedule 2.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and behalf by its duly authorized representative as of June 30, 2003.

Company:

INDIANAPOLIS LIFE INSURANCE COMPANY

By:	/s/ J. A. Smallenberger

Fund:

PIMCO ADVISORS VIT

By:	[illegible]

Underwriter:

OCC DISTRIBUTORS LLC

By:	[illegible]

Schedule 1
The following separate accounts of Indianapolis Life Insurance Company are permitted in accordance with the provisions of this Amendment to the Participation Agreement to invest in Portfolios of the Fund shown in Schedule 2:
ILICO Separate Account 1

Schedule 2
The separate account(s) shown on Schedule 1 may invest in the following Portfolios of the PIMCO Advisors VIT:
OpCap Managed Portfolio
OpCap Small Cap Portfolio